SWIFT ENERGY REPORTS:
---------------------

   RECORD 2003 REVENUES OF $209 MILLION;
   ------------------------------------

   RECORD 2003 PRODUCTION OF 53.2 Bcfe;
   -----------------------------------

   EARNINGS PER SHARE FOR 2003 OF $1.24; and
   -------------------------------------

   9.5% INCREASE IN PROVED RESERVES TO 820 Bcfe
   --------------------------------------------

    HOUSTON--(BUSINESS WIRE)--Feb. 11, 2004--Swift Energy Company (NYSE:SFY) announced today that its net income for the fourth quarter of 2003 increased 182% to $9.5 million, or $0.34 per diluted share, compared to $3.4 million, or $0.12 per diluted share, in the fourth quarter of 2002. Net income before accounting change (excluding the effect of SFAS 143 implemented January 1, 2003) for the full year 2003 increased 187% to $34.3 million, or $1.24 per diluted share, compared to $11.9 million, or $0.45 per diluted share, for the full year 2002. Included in these results is a reduction in the consolidated income tax expense of approximately $1.3 million ($0.05 per diluted share) from the U.S. statutory rate, primarily the result of the currency exchange rate effect on the deferred New Zealand tax, partially offset by higher deferred state taxes and other items.
    Production for 2003 increased to an annual record of 53.2 billion cubic feet equivalent ("Bcfe"), an increase of 7% from 2002 production of 49.8 Bcfe. Production for the fourth quarter of 2003 was 13.4 Bcfe, which was a 6% increase from the 12.6 Bcfe produced in the fourth quarter of 2002, and a 2% decrease from the 13.6 Bcfe produced in the third quarter of 2003. The quarter-to-quarter decrease was primarily due to reduced throughput at Lake Washington resulting from downtime to install new infrastructure and from reduced nominations for natural gas in New Zealand. Fourth quarter 2003 production included 8.8 Bcfe of domestic production and 4.6 Bcfe produced in New Zealand.
    Terry Swift, President and CEO, noted that "Swift Energy has just completed one of its best yearly financial performances in the history of the Company. While we celebrate the Company's 25th anniversary in 2004, we believe our operational performance will again be record setting. In the Lake Washington Field, for instance, we produced more than 12,000 gross barrels of oil equivalent per day (10,000 net barrels of oil equivalent per day) in January 2004, which compares to approximately 5,000 gross barrels of oil equivalent per day (approximately 4,100 net barrels of oil equivalent per day) in January 2003. The diversification in our reserve and production base over the past two years provides Swift Energy with a strong foundation for additional growth into the coming years."

    Revenues and Expenses

    Total revenues for the fourth quarter of 2003 increased 31% to $53.1 million from the $40.5 million of revenues received in the fourth quarter of 2002. Total revenues for the full year 2003 were $208.9 million, up 39% from $150.0 million in 2002. Swift Energy's increased revenues for the fourth quarter and full year 2003 are attributable to higher commodity prices and increased levels of production.
    Lease operating expenses, before severance and ad valorem taxes, were $0.63 per thousand cubic feet equivalent ("Mcfe") in 2003, an increase of 7% compared to $0.59 per Mcfe in 2002. The increase was predominately due to some of the facility enhancement costs in Lake Washington and also due to currency exchange rates in New Zealand. General and administrative expenses increased to $0.27 per Mcfe during 2003 from $0.21 per Mcfe in 2002. This increase was mainly attributable to front-end costs associated with increased activity levels at Lake Washington and corporate governance expenses. Depreciation, depletion and amortization expense was $1.19 per Mcfe in 2003 compared to $1.13 per Mcfe in 2002, and interest expense was $0.51 per Mcfe compared to $0.47 per Mcfe for the same periods. Also, severance and ad valorem taxes were up appreciably to $0.36 per Mcfe from $0.24 per Mcfe due to higher commodity prices and the higher severance tax rates on crude oil from our increased crude oil production in Louisiana.

    Reserves

    Swift Energy again made significant strides in 2003 in improving the quality and the quantity of its reserves. Year-end 2003 proved reserves of 820 Bcfe were 47% crude oil, 41% natural gas and 12% natural gas liquids ("NGLs"), compared to year-end 2002 proved reserves of 749 Bcfe, which were 44% natural gas, 42% crude oil and 14% NGLs. Proved developed reserves remained essentially the same at 59% of total reserves at year-end 2003, compared to 60% in the previous year. The majority of proved undeveloped reserves at year-end 2003 were located in the Lake Washington area (13% of total reserves) and in the AWP Olmos area (9% of total reserves), both of which are characterized as long reserve life fields.
    Domestic proved reserves increased at year-end 2003 to 644 Bcfe, driven mainly by the reserves increase in the Lake Washington Field, which increased 37% to 261 Bcfe (43.5 million barrels of oil equivalent) up from 190 Bcfe (31.7 million barrels of oil equivalent) at year-end 2002. Domestic proved reserves at year-end were 49% crude oil, 38% natural gas and 13% NGLs. Domestic proved reserves, making up 79% of total proved reserves at year-end 2003, are located in the Lake Washington area (32% of total reserves), AWP Olmos area (26% of total reserves), Masters Creek area (8% of total reserves), Brookeland area (5% of total reserves) and other domestic properties (7% of total reserves).
    In New Zealand, 2003 year-end proved reserves increased 13% to 176 Bcfe, 64% of which are categorized as proved developed reserves. New Zealand reserves constitute 21% of the Company's total proved reserves with 15% of total reserves attributable to the Rimu/Kauri area and 6% to the TAWN area. New Zealand proved reserves consist of 53% of natural gas, 38% of crude oil and 9% of NGLs. The 2003 increase in reserves was primarily attributable to drilling additions in the Kauri and Manutahi Sands.

    Production & Pricing

    For 2003, total production increased 7% to 53.2 Bcfe from 49.8 Bcfe in 2002. Domestically, 2003 total production decreased by 1% to
33.8 Bcfe compared with 34.3 Bcfe from 2002 levels but quarterly production increased throughout 2003 as the Company continued to focus its efforts and capital towards the development of longer life oil reserves in the Lake Washington area. During 2003, the Company also began allocating capital to natural gas development in its three other domestic core areas. New Zealand accounted for 36% of corporate production with 19.4 Bcfe produced in 2003, an increase of 25% from the 15.5 Bcfe produced there in 2002.
    Total fourth quarter 2003 production of 13.4 Bcfe increased 6% from the 12.6 Bcfe produced in the same quarter of 2002 and decreased 2% from third quarter 2003 production. Fourth quarter 2003 domestic production of 8.8 Bcfe increased 16% from the 7.6 Bcfe produced in the same quarter in 2002. Fourth quarter 2003 New Zealand production of
4.6 Bcfe decreased 8% from 5.0 Bcfe produced in the same quarter in 2002, due to lower nominations of natural gas in the TAWN area because of reduced demand.
    In 2003, Swift Energy realized substantially higher average domestic natural gas prices of $5.07 per thousand cubic feet ("Mcf"), an increase of 69% from the $3.01 per Mcf domestic average in 2002. Meanwhile, average domestic crude oil prices increased 22% to $29.95 per barrel from $24.57 per barrel realized in 2002. Prices for NGLs domestically averaged $19.75 per barrel in 2003, a 50% increase over the 2002 NGL prices.
    In New Zealand, Swift Energy received an average natural gas price of $1.83 per Mcf for 2003 under its long-term contracts, a 38% increase over the $1.32 per Mcf received in 2002. Also in New Zealand, the Company's McKee blend crude oil averaged $29.58 per barrel and the Company's NGL contracts yielded an average price of $13.50 per barrel for the year 2003. New Zealand natural gas and the NGL price contracts are denominated in New Zealand dollars, which has significantly strengthened during 2003 against the U.S. dollar. The currency exchange rate increased to approximately $0.66 U.S. dollars per $1.00 New Zealand dollar at the end of 2003 compared to approximately US$0.52 to NZ$1.00 at the end of 2002 (a 25% increase).
    In the fourth quarter of 2003, Swift Energy realized an aggregate global average price of $3.97 per Mcfe, an increase of 26% from fourth quarter 2002 price levels, when the price averaged $3.15 per Mcfe. Domestically, the Company realized an aggregate average price of $4.59 per Mcfe, an increase of 17% over the $3.93 received in the fourth quarter of 2002. In New Zealand, the Company received an aggregate average price of $2.78 per Mcfe for the fourth quarter in 2003, an increase of 41% over the $1.97 per Mcfe realized in 2002.

    Domestic Operations

    Swift Energy completed 13 of 16 wells domestically in the fourth quarter of 2003. Of these 16 wells, 15 were development wells and one was an exploration well. In Lake Washington, the Company completed eight of 10 development wells, but was unsuccessful with an exploration well. In other operated areas, Swift Energy completed a development well in the Austin Chalk in the Brookeland area and completed four wells in the AWP Olmos area. For the full year 2003, the Company completed 53 out of 63 domestic development wells and five of eight exploration wells. Currently, the Company has one rig operating in Lake Washington and one rig in the AWP Olmos area as well as the Masters Creek area.

    New Zealand Operations

    Swift Energy completed three of four wells in New Zealand during 2003. Two of these wells successfully targeted the Kauri Sand, the third was completed in the Manutahi Sand, and the fourth well was an unsuccessful exploration test. The Company also fracture stimulated three Kauri Sand wells in 2003. The Company recently drilled the Kauri-E3 well, which is waiting on a fracture stimulation, and also is in the process of drilling the Kauri-E4 well.

    Price Risk Management

    Swift Energy also announced that since its last update on January 26, it has continued to enter into price risk management transactions. The Company recently purchased additional natural gas floors that cover 200,000 million British thermal units ("MMBtu") per month for the second quarter of 2004, all at a strike price of $5.00 per MMBtu.

    Guidance

    Due to the January 2004 production levels recorded in the Lake Washington area and expected production levels for the first quarter 2004, Swift Energy is increasing its domestic production guidance range for the first quarter 2004 to 10.0 to 10.5 Bcfe from the 9.7 to
10.2 range disclosed at its Analyst/Investor meetings in January 2004. Total production for the first quarter of 2004 is expected to be 13.5 Bcfe to 14.5 Bcfe. Except for changes in the domestic product mixes, all other guidance estimates remain the same.

    Earnings Release

    Swift Energy will conduct a conference call to discuss fourth quarter and full year 2003 financial results on Wednesday, February 11 with a live webcast, at 9:00 a.m. CST. To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on February 11 through February 17, by dialing 973-341-3080 and using pin #4430167. Additionally, the conference call will be available over the Internet by accessing the Company's website at www.swiftenergy.com and clicking on the event hyperlink. This webcast will be available online at the Company's website through February 26, 2004.
    Celebrating its 25th Anniversary this year, Swift Energy Company was founded in 1979 with its headquarters in Houston, Texas. Swift Energy engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Texas and Louisiana and onshore oil and natural gas reserves in New Zealand. The Company has consistently shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

    This material includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially volatility in oil or gas prices, and lately availability of services and supplies. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.


                         SWIFT ENERGY COMPANY
                     SUMMARY FINANCIAL INFORMATION
                              (UNAUDITED)
            In Thousands Except Per Share and Price Amounts

                   Three Months Ended              Years Ended
                      December 31,                 December 31,
                -------------------------  ---------------------------
                                  Percent                      Percent
                   2003     2002   Change      2003      2002   Change
                -------- -------- -------  --------- --------- -------
Revenues
Oil & Gas Sales $53,186  $39,659      34%  $211,033  $141,196      49%
Other               (55)     815      NM     (2,132)    8,774      NM
                -------- --------          --------- ---------
Total Revenue   $53,131  $40,475      31%  $208,901  $149,970      39%

Net Income
 Before
  Accounting
   Change(1)     $9,502   $3,372     182%   $34,271   $11,923     187%

Basic EPS,
 Before Accounting
  Change          $0.35    $0.12     192%     $1.25     $0.45     178%

Diluted EPS,
 Before Accounting
  Change          $0.34    $0.12     183%     $1.24     $0.45     176%

SFAS 143
 Accounting
  Change            ---      ---     ---    $(4,377)      ---      NM
  Per Share         ---      ---     ---     $(0.16)      ---      NM

Net Income       $9,502   $3,372     182%   $29,894   $11,923     151%
Basic EPS         $0.35    $0.12     192%     $1.09     $0.45     142%

Diluted EPS       $0.34    $0.12     183%     $1.08     $0.45     140%

Net Cash
 Provided By
 Operating
  Activities    $26,805  $15,932      68%  $110,827   $71,626      55%

Net Cash
 Provided By
 Operating
 Activities,
 Per Diluted
 Share            $0.96    $0.59      64%     $4.02     $2.68      50%

Cash Flow
 Before Working
 Capital
 Changes(2)
 (non-GAAP
  measure)      $29,384  $19,277      52%  $115,441   $67,568      71%

Cash Flow
 Before Working
 Capital Changes,
 Per Diluted
 Share            $1.06    $0.71      49%     $4.19     $2.53      66%

Weighted Average
 Shares Outstanding
 (WASO)          27,452   27,194       1%    27,358    26,383       4%

EBITDA (2)(non-
 GAAP measure)  $36,125  $26,384      37%  $141,937   $97,908      45%

Production
 (Bcfe):           13.4     12.6       6%      53.2      49.8       7%
 Domestic           8.8      7.6      16%      33.8      34.3     (1%)
 New Zealand        4.6      5.0      (8%)     19.4      15.5      25%

Realized Price
 ($/Mcfe):        $3.97    $3.15      26%     $3.97     $2.84      40%
 Domestic         $4.59    $3.93      17%     $4.86     $3.27      49%
 New Zealand      $2.78    $1.97      41%     $2.42     $1.88      29%

   (1) SFAS 143 - Statement of Financial Accounting Standards No. 143 (SFAS No. 143), "Accounting for Asset Retirement Obligations," which requires companies to record the present value of estimated future abandonment obligations as a liability, with a corresponding entry to oil and gas assets.
   (2) See reconciliation on page 9. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. EBITDA and cash flow before working capital changes are widely accepted as financial indicators of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities and to service debt. EBITDA and cash flow before working capital changes are not measures of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.



                        SWIFT ENERGY COMPANY
                   SUMMARY BALANCE SHEET INFORMATION

                             In Thousands

                                                   As of      As of
                                                  December   December
                                                  31, 2003   31, 2002

                                                ----------- ----------
                                                (Unaudited)
                                                -----------
     Assets:
Current Assets:
  Cash and Cash Equivalents                         $1,066     $3,816
  Other Current Assets                              33,608     25,952
                                                ----------- ----------
    Total Current Assets                            34,674     29,768

Oil and Gas Properties                           1,373,321  1,220,237
Other Fixed Assets                                  10,602      9,596
Less-Accumulated DD&A                             (567,464)  (504,324)
                                                ----------- ----------
                                                   816,460    725,509
Other Assets                                         9,921     11,729
                                                ----------- ----------
                                                  $861,055   $767,006
                                                =========== ==========

     Liabilities:
Current Liabilities                                $69,773    $46,884
Long-Term Debt                                     340,255    324,272
Deferred Income Taxes                               43,499     30,777
Asset Retirement Obligation                         10,137        ---
Stockholders' Equity                               397,391    365,073
                                                ----------- ----------
                                                  $861,055   $767,006
                                                =========== ==========

               Note: Items may not total due to rounding



                         SWIFT ENERGY COMPANY
                 SUMMARY INCOME STATEMENT INFORMATION
                              (UNAUDITED)
                 In Thousands Except Per Mcfe Amounts

                                  Three Months Ended    Year Ended

                                   Dec. 31,   Per    Dec. 31,    Per
                                     2003     Mcfe     2003      Mcfe
                                   -------- -------  --------- -------

Revenues:
  Oil & Gas Sales                  $53,186  $ 3.97   $211,033  $ 3.97
  Other Revenue                        (55)  (0.00)    (2,132)  (0.04)
                                    -------  ------   --------  ------
                                    53,131    3.97    208,901    3.93
                                    -------  ------   --------  ------

Costs and Expenses:
  General and administrative, net    3,532    0.26     14,097    0.27
  Depreciation, Depletion &
   Amortization                     16,441    1.23     63,072    1.19
  Accretion of asset retirement
   obligation (ARO)                    234    0.02        857    0.02
  Oil & Gas Production Costs         8,684    0.65     33,833    0.64
  Severance & Ad Valorem
   Taxes/Royalty                     4,790    0.36     19,034    0.35
  Interest Expense, Net              7,161    0.54     27,269    0.51
                                    -------  ------   --------  ------

    Total Costs & Expenses          40,843    3.05    158,162    2.98
                                    -------  ------   --------  ------


Income before Income Taxes & Change
 in Accounting Principle            12,288    0.92     50,739    0.95
Provision for Income Taxes           2,787    0.21     16,469    0.31
                                    -------  ------   --------  ------
Income Before Changes in
 Accounting Principle              $ 9,502  $ 0.71   $ 34,271  $ 0.64
Cumulative Effect of Change in
 Accounting Principle (SFAS 143)       ---     ---      4,377    0.08
                                    -------  ------   --------  ------
Net Income                         $ 9,502  $ 0.71   $ 29,894  $ 0.56
                                    =======  ======   ========  ======


Additional Information:
  Capital Expenditures             $42,992           $144,503
  Capitalized General & Geological $ 2,359           $  9,569
  Capitalized Interest Expense     $ 1,679           $  6,836
  Deferred Income Tax              $ 2,956           $ 16,332

               Note: Items may not total due to rounding


                         SWIFT ENERGY COMPANY
                 CONSOLIDATED STATEMENTS OF CASH FLOW
                              (UNAUDITED)
                             In Thousands

                                                       Years Ended
                                                    December  December
                                                    31, 2003  31, 2002
                                                   --------- ---------

Cash Flows From Operating Activities:
  Net Income                                        $29,894   $11,923
  Adjustments to reconcile net income to net cash
       provided by operating activities -
  Cumulative effect of changes in accounting
   principle                                          4,377       ---
  Depreciation, depletion, and amortization          63,072    56,224
  Accretion of asset retirement obligation (ARO)        857       ---
  Deferred income taxes                              16,332     6,483
  Gain on asset disposition                             ---    (7,333)
  Other                                                 909       271
  Change in assets and liabilities -
      (Increase) decrease  in accounts receivable,
       excluding income taxes                        (7,163)      283
       Increase in accounts payable and accrued
         liabilities                                  2,543     3,174
       Decrease in income taxes                           6       600
                                                   --------- ---------

Net Cash Provided by Operating Activities           110,827    71,626
                                                   --------- ---------

Cash Flows From Investing Activities:
  Additions to property and equipment              (144,503) (155,234)
  Proceeds from the sale of property and equipment   10,187    13,257
  Net cash received as operator of oil & gas
   properties                                         3,074     4,153
  Net cash received (distributed) as operator of
   partnerships and joint ventures                      261   (23,242)
  Other                                                 (71)      (40)
                                                   --------- ---------

Net Cash Used in Investing Activities              (131,053) (161,106)
                                                   --------- ---------

Cash Flows From Financing Activities:
  Proceeds from long-term debt                          ---   200,000
  Net proceeds from (payments of) bank borrowings    15,900  (134,000)
  Net proceeds from issuance of common stock          1,576    31,409
  Payments of debt issuance costs                       ---    (6,262)
                                                   --------- ---------

Net Cash Provided by Financing Activities            17,476    91,147
                                                   --------- ---------

Net Increase (Decrease) in Cash and Cash
 Equivalents                                         (2,750)    1,667

Cash and Cash Equivalents at the Beginning of the
 Period                                               3,816     2,149
                                                   --------- ---------

Cash and Cash Equivalents at the End of the Period   $1,066    $3,816
                                                   ========= =========
               Note: Items may not total due to rounding


                         SWIFT ENERGY COMPANY
            Reconciliation of GAAP to non-GAAP Measures (a)
                              (UNAUDITED)
                             In Thousands

Below is a reconciliation of (1) EBITDA to (2) Net Income and Cash Flow Before Working Capital Changes to Net Cash Provided by Operating Activities.


                                                  Three Months
                                                      Ended
                                                -----------------
                                                Dec. 31, Dec. 31,
                                                  2003     2002
NET INCOME TO EBITDA RECONCILIATIONS:

   Net Income                                    $9,502   $3,372  182%
   Provision for Income taxes                     2,787    1,910
   Cumulative Effect of Accounting Change           ---      ---
   Interest Expense, Net                          7,161    6,667
   Depreciation, Depletion & Amortization & ARO  16,675   14,435
                                                -------- --------
EBITDA                                          $36,125  $26,384   37%
                                                ======== ========


                                                  Years Ended
                                               ------------------
                                               Dec. 31,  Dec. 31,
                                                  2003     2002

   Net Income                                   $29,894  $11,923  151%
   Provision for Income taxes                    16,469    6,485
   Cumulative Effect of Accounting Change         4,377      ---
   Interest Expense, Net                         27,269   23,275
   Depreciation, Depletion & Amortization & ARO  63,929   56,224
                                               --------- --------
EBITDA                                         $141,937  $97,908   45%
                                               ========= ========


                                                   Three Months
                                                       Ended,
                                                 Dec. 31, Dec. 31,
                                                   2003     2002
NET CASH FLOW RECONCILIATIONS:

Net Cash Provided by Operating Activities        $26,805  $15,932  68%
  Increases and Decreases In:
   Accounts Receivable, net of taxes               3,268      980
   Accounts Payable and Accrued Liabilities         (683)   2,365
   Income Taxes                                       (6)     ---
                                                 -------- --------
Cash Flow Before Working Capital Changes         $29,384  $19,277  52%
                                                 ======== ========


                                                   Years Ended
                                                ------------------
                                                Dec. 31,   Dec. 31,
                                                  2003       2002


Net Cash Provided by Operating Activities       $110,827  $71,626  55%
  Increases and Decreases In:
   Accounts Receivable, net of taxes               7,163     (283)
   Accounts Payable and Accrued Liabilities       (2,543)  (3,175)
   Income Taxes                                       (6)    (600)
                                                --------- --------
Cash Flow Before Working Capital Changes        $115,441  $67,568  71%
                                                ========= ========
(a) GAAP--Generally Accepted Accounting Principles

               Note: Items may not total due to rounding


                         SWIFT ENERGY COMPANY
                        OPERATIONAL INFORMATION
          QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
                              (UNAUDITED)


                          Three Months                 Three Months
                              Ended                         Ended
                        -----------------             ----------------
                                            Percent            Percent
                        Dec.31,  Sept.30,   Change    Dec.31,  Change
                         2003      2003                2002
                        -------  --------   -------   -------  -------

Total Company Production:
   Oil & Natural Gas
    Equivalent (Bcfe)    13.38     13.64        (2%)   12.58       6%
    Natural Gas (Bcf)     6.59      6.65        (1%)    7.08      (7%)
    Crude Oil (MBbl)       941       917         3%      647      45%
    NGLs (MBbl)            191       247       (23%)     269     (29%)

Domestic Production:
   Oil & Natural Gas
    Equivalent (Bcfe)     8.81      8.76         1%     7.60      16%
   Natural Gas (Bcf)      3.37      3.14         7%     3.36       0%
   Crude Oil (MBbl)        787       756         4%      505      56%
   NGLs (MBbl)             121       179       (33%)     202     (40%)

New Zealand Production:
   Oil & Natural Gas
    Equivalent (Bcfe)     4.57      4.88        (6%)    4.98      (8%)
   Natural Gas (Bcf)      3.22      3.51        (8%)    3.73     (14%)
   Crude Oil (MBbl)        154       160        (4%)     142       9%
   NGLs (MBbl)              70        68         4%       67       5%


Total Company Average Prices:
   Combined Oil & Natural
    Gas ($/Mcfe)         $3.97     $3.82         4%    $3.15      26%
   Natural Gas ($/Mcf)   $3.29     $3.17         4%    $2.55      29%
   Crude Oil ($/Bbl)    $30.10    $29.24         3%   $27.00      11%
   NGLs ($/Bbl)         $16.71    $16.81        (1%)  $15.25      10%

Domestic Average Prices:
   Combined Oil & Natural
    Gas ($/Mcfe)         $4.59     $4.56         1%    $3.93      17%
   Natural Gas ($/Mcf)   $4.37     $4.63        (6%)   $3.84      14%
   Crude Oil ($/Bbl)    $29.91    $29.33         2%   $27.06      11%
   NGLs ($/Bbl)         $18.28    $17.96         2%   $16.42      11%

New Zealand Average Prices:
   Combined Oil & Natural
    Gas ($/Mcfe)         $2.78     $2.48        12%    $1.97      41%
   Natural Gas ($/Mcf)   $2.15     $1.87        15%    $1.40      54%
   Crude Oil ($/Bbl)    $31.09    $28.83         8%   $26.79      16%
   NGLs ($/Bbl)         $14.02    $13.76         2%   $11.71      20%



                         SWIFT ENERGY COMPANY
                   FIRST QUARTER AND FULL YEAR 2004
                          GUIDANCE ESTIMATES


                           Actual      Guidance          Guidance
                         For Fourth    For First         For Full
Description             Quarter 2003  Quarter 2004       Year 2004

Production Volumes (Bcfe)   13.4     13.5 - 14.5        59.0 - 62.0
 Domestic Volumes (Bcfe)     8.8     10.0 - 10.5        40.0 - 44.0
 New Zealand Volumes
  (Bcfe)                     4.6      3.5 - 4.0         17.0 - 20.0
Production Mix:
 Domestic
  Natural Gas (Bcfe)         3.4     2.95 - 3.10        12.0 - 13.0
  Crude Oil  (MBbl)          787    1,085 - 1,140      4,250 - 4,740
  Natural Gas Liquids
   (MBbl)                    121       90 - 94           420 - 440
 New Zealand
  Natural Gas (Bcfe)         3.2      2.7 - 3.0         12.5 - 15.0
  Crude Oil (MBbl)           154       98 - 108          550 - 610
  Natural Gas Liquids
   (MBbl)                     70       35 - 60           200 - 225
Product Pricing (Note 1):
 Domestic Pricing:
  Natural Gas (per Mcf)
   NYMEX differential
    (Note 2)              ($0.21)  -$0.25 to -$0.35   -$0.25 to -$0.35
  Crude Oil (per Bbl)
   NYMEX differential
    (Note 3)              ($1.25)  -$1.00 to -$2.00   -$1.00 to -$2.00
  NGLs (per Bbl)
   Percent of NYMEX Crude     61%     45% - 55%          45% - 55%
 New Zealand Pricing:
  Natural Gas (per Mcf)
   (Note 4)                $2.15    $2.15 to $2.35     $2.20 to $2.40
  Crude Oil (per Bbl)
   NYMEX differential
    (Note 3 & 5)          ($0.07)  -$1.50 to -$3.00   -$1.50 to -$3.00
  NGLs (per Bbl)
   Contract Price
    (Note 6)              $14.02   $12.00 to $14.00   $12.00 to $14.00
Oil & Gas Production
 Costs:
 Domestic
  Lease Operating Costs
   (per Mcfe)              $0.67    $0.72 - $0.77      $0.63 - $0.73
  Severance & Ad Valorem
   Taxes (as % of Revenue
    dollars)                 9.6%   10.0% - 11.0%      10.0% - 11.0%
 New Zealand
  Lease Operating Costs
   (per Mcfe)              $0.61    $0.60 - $0.65      $0.58 - $0.68
  Government Royalty
   (as % of Revenue
    dollars)                 7.1%    8.5% - 9.5%        8.5% - 9.5%



                         SWIFT ENERGY COMPANY
                      FIRST QUARTER AND FULL YEAR
                        2004 GUIDANCE ESTIMATES
           (In Thousands Except Per Production Unit Amounts)


                    Actual          Guidance                 Guidance
                 For Fourth        For First                 For Full
                Quarter 2003      Quarter 2004              Year 2004
Description
------------
Other Costs:
 G&A per Mcfe      $0.26      $0.25 - $0.29          $0.24 - $0.28
 Interest Expense
  per Mcfe         $0.54      $0.50 - $0.54          $0.47 - $0.52
 DD&A per Mcfe     $1.23      $1.26 - $1.31          $1.27 - $1.32

Supplemental
Information:
Capital
Expenditures
 Operations       38,954    $35,000 - $40,000     $117,400 - $144,600
 Acquisition/
  Dispositions,
   net            (6,347)  ($0,000) - ($1,000)    ($3,000) - ($13,000)
Capitalized G&G
 (Note 7)          2,359     $2,300 - $2,800        $9,200 - $11,200
Capitalized
 Interest          1,679     $1,600 - $1,800        $6,400 - $7,200
Total Capital
 Expenditures               $38,900 - $43,600     $130,000 - $150,000

Basic Weighted
 Average Shares   27,452     27,500 - 27,900        27,400 - 28,200
Diluted
Computation:
 Weighted Average
  Shares          27,848     27,700 - 28,500        27,700 - 28,700

Effective Tax
 Rate (Note 8)      22.7%     35.5% - 36.5%          35.5% - 36.5%
Deferred Tax
 Percentage           94%       97% - 99%              97% - 99%


    Note 1: Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).

    Note 2: Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.

    Note 3: Average of daily WTI NYMEX futures price during the calendar period reflected, which best benchmarks the daily price received for the majority of domestic crude oil sales.

    Note 4: Fixed contractual prices with major power generators in New Zealand, subject to currency exchange rate.

    Note 5: New Zealand crude oil benchmarked to TAPIS, which is typically discounted within a $0.50 to $1.00 range of WTI NYMEX.

    Note 6: Fixed contractual price with RockGas Limited in New
    Zealand, subject to currency exchange rate.

    Note 7: Capitalized acquisition costs incorporated in acquisitions when occurred. Note 8: Effective Tax rate guidance does not include any New Zealand currency exchange fluctuations.


    This material includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially volatility in oil or gas prices, and availability of services and supplies. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

    CONTACT: Swift Energy Company, Houston
             Scott A. Espenshade, 281-874-2700 or 800-777-2412
             www.swiftenergy.com